Exhibit 99.1

     Corporate Contact:
     Shaul Menachem
     Chief Executive Officer
     Limco-Piedmont Inc.
     918-445-4300

             LIMCO-PIEDMONT ISSUES CLARIFICATION AS TO MANAGEMENT'S
                    EXPECTATIONS FOR FOURTH QUARTER RESULTS

Tulsa, Oklahoma, November 14, 2007 -- Limco-Piedmont Inc. (Nasdaq: LIMC) today issued a clarification with respect to the reported expectations of the Company's management for fourth quarter 2007 revenues contained in the Company's third quarter earnings release issued on November 12, 2007. In the earnings release, management noted that the Company's MRO services segment is expected to report a year over year low double digit increase in revenues in the fourth quarter of 2007, but management was unable to provide guidance for the revenues of the Company's parts services segment. Accordingly, there should be no inference taken that the Company as a whole will report a low double-digit increase in revenues on a year over year basis for the fourth quarter.

About Limco -Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont's four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont's MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont's parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in Limco-Piedmont's filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.